Filed pursuant to Rule 424(b)(7)

Registration No. 333-165820

PROSPECTUS SUPPLEMENT NO. 1

(To prospectus dated May 12, 2010)

MACATAWA BANK CORPORATION

1,500,000 Shares of Common Stock

This prospectus supplement No. 1 supplements the prospectus, dated May 12, 2010, including any amendments or supplements to it, related to the resale from time to time of up to 1,500,000 shares of our common stock, no par value, upon the exercise of previously issued stock purchase warrants. The selling shareholders, or their transferees or other successors-in-interest, may offer the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We are not selling any shares of common stock and will not receive any proceeds from the sale by the selling shareholders of any shares of common stock under this prospectus supplement No. 1 and the prospectus.

You should read this prospectus supplement No. 1 in conjunction with the prospectus. This prospectus supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement No. 1 is qualified in its entirety by reference to the prospectus, except to the extent that the information provided by this prospectus supplement No. 1 supersedes information contained in the prospectus.

Investing in our common stock involves risks.  See "Risk Factors" on page 3 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement No. 1 is September 16, 2014.

Selling Shareholders

The information appearing in the table below supplements and amends the disclosure under the heading “Selling Shareholders” in the prospectus by adding the information below with respect to a selling shareholder not previously identified in the prospectus. The information is based on information provided to us by or on behalf of the shareholder listed below and is as of the date specified by the selling shareholder.

The selling shareholder listed below does not have, and has not within the past three years had, any position, office or other material relationship with us or any of our predecessors or affiliates.

	Shares Beneficially Owned Prior to the	Shares Being Registered	Shares Beneficially Owned After the Offering(1)
Name of Selling Shareholder	Offering	for Resale	Shares	Percentage
LPL Financial LLC FBO Helga Beckman Trust 6/10/95	392	392	0	0%

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(1)	Assumes that the selling shareholder sells all of the shares offered for resale by this prospectus supplement No. 1.